Exhibit 4.2

PROCORE TECHNOLOGIES, INC.

SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of September 24, 2019, by and among PROCORE TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and the investors listed on EXHIBIT A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

A.    Certain of the Investors are holders of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), Series B Convertible Preferred Stock (the “Series B Preferred Stock”), Series C Convertible Preferred Stock (the “Series C Preferred Stock”), Series D Convertible Preferred Stock (the “Series D Preferred Stock”), Series E Convertible Preferred Stock (the “Series E Preferred Stock”), Series F Convertible Preferred Stock (the “Series F Preferred Stock”), Series G Convertible Preferred Stock (the “Series G Preferred Stock”), Series H Convertible Preferred Stock (the “Series H Preferred Stock”) and Series H-1 Convertible Preferred Stock (the “Series H-1 Preferred Stock” which, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock the Series G Preferred Stock and the Series H Preferred Stock shall be referred to herein collectively as the “Existing Preferred Stock”) and are parties to the Fifth Amended and Restated Investor Rights Agreement dated as of July 30, 2019 (the “Prior Agreement”).

B.    Certain of the Investors are purchasing shares of the Company’s Series I Convertible Preferred Stock (the “Series I Preferred Stock” which, together with the Existing Preferred Stock shall be referred to herein collectively as the “Preferred Stock”) pursuant to that certain Series I Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”).

C.    Certain obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

D.    In connection with the consummation of the Financing, the parties hereto desire to enter into this Agreement in order (a) amend and restate the Prior Agreement in its entirety as set forth herein and (b) to grant the registration rights, information rights, and other rights to the Investors as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GENERAL.

1.1    Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a)    “Acquisition” shall have the meaning given such term in the Certificate.

(b)    “affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or managing member of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Certificate” means the Certificate of Incorporation of the Company, as amended or amended and restated from time-to-time.

(e)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g)    “Founders” shall mean Craig F. Courtemanche, Jr. and Steven C. Zahm.

(h)    “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(i)    “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(j)    “Institutional Majority” means the holders of a majority of either (i) the Series D Registrable Securities then outstanding or (ii) the Series E Registrable Securities then outstanding.

(k)    “Major Investor” means (i) any Investor that holds at least 2,900,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof), and (ii) Tiger, as long as Tiger and its affiliates hold at least 2,900,000 Registrable Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like affecting such shares after the date hereof). Notwithstanding the foregoing, no holder of Series H-1 Preferred Stock shall be deemed a Major Investor under the terms of this Agreement.

(l)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(m)    “Qualified Public Offering” shall have the meaning given such term in the Certificate.

(n)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(o)    “Registrable Securities” means (i) Common Stock of the Company issuable or issued upon conversion of the Shares, (ii) any Common Stock, or any Common Stock issuable or issued (directly or indirectly) upon conversion and/or exercise of any other security of the Company, acquired by any Investor on or after January 1, 2019 and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities in clauses (i) and (ii). Notwithstanding the foregoing, Registrable Securities shall not include any securities (A) sold by a person to the public either pursuant to a registration statement or Rule 144, (B) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned, or (C) held by a Holder (together with its affiliates) if the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 without limitation during any ninety (90) day period without registration.

(p)    “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(q)    “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(r)    “Requisite Senior Preferred Majority” shall mean the holders of: (i) a majority of the Series D Registrable Securities then outstanding and (ii) a majority of the Series E Registrable Securities then outstanding, each voting as a separate class.

(s)    “Right of First Refusal and Co-Sale Agreement” shall mean the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company and other parties thereto.

(t)    “SEC” or “Commission” means the Securities and Exchange Commission.

(u)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(v)    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and, except as set forth in the definition of “Registration Expenses” above, all fees and reimbursement of one counsel for the Holders.

(w)     “Senior Preferred Registrable Securities” means the Series D Registrable Securities, the Series E Registrable Securities, the Series F Registrable Securities, the Series G Registrable Securities, the Series H Registrable Securities and the Series I Registrable Securities.

(x)    “Series D Designee” shall have the meaning given such term in the Voting Agreement.

(y)    “Series D Registrable Securities” means the Registrable Securities issuable or issued upon conversion of the shares of Series D Preferred Stock.

(z)    “Series E Registrable Securities” means the Registrable Securities issuable or issued upon conversion of the shares of Series E Preferred Stock.

(aa)    “Series F Designee” shall have the meaning given such term in the Voting Agreement.

(bb)     “Series F Registrable Securities” means the Registrable Securities issuable or issued upon conversion of the shares of Series F Preferred Stock.

(cc)     “Series G Registrable Securities” means the Registrable Securities issuable or issued upon conversion of the shares of Series G Preferred Stock.

(dd)     “Series H Registrable Securities” means the Registrable Securities issuable or issued upon conversion of the shares of Series H Preferred Stock.

(ee)     “Series I Registrable Securities” means the Registrable Securities issuable or issued upon conversion of the shares of Series I Preferred Stock.

(ff)    “Series D Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Series D Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(gg)     “Series E Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Series E Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(hh)     “Series F Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Series F Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(ii)    “Series G Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Series G Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(jj)    “Series H Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Series H Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(kk)     “Series I Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Series I Registrable Securities and either (i) are then issued and outstanding or (ii) are issuable pursuant to then exercisable or convertible securities.

(ll)    “Shares” shall mean the shares of Preferred Stock held from time to time by the Investors listed on EXHIBIT A hereto and such Investors’ permitted assigns.

(mm) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) a registration statement related to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration statement related to the offer and sale of debt securities or the stock issuable upon conversion thereof.

(nn)     “Subsidiary” means any direct or indirect subsidiary of the Company now existing or formed hereafter (if any).

(oo)    “Tiger” means TIGER GLOBAL PIP 11 LLC and its affiliates.

(pp)    “Voting Agreement” shall mean the Sixth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and other parties thereto.

2.	REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1    Restrictions on Transfer.

(a)    Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)    (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b)    Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer without consideration by a Holder:

(i)    With respect to a Holder that is an entity, to any transfer by such Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or its stockholders in accordance with their ownership interest, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) a venture capital fund transferring to an investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such venture capital fund or a venture capital fund making distributions, (E) a trust transferring to a trust or beneficiary of the trust without consideration, or (F) an entity transferring to an immediate family member of the persons controlling such entity without consideration; and

(ii)    With respect to a Holder that is an individual, any transfer by such Holder without consideration to (A) such Holder’s ancestors, descendants, siblings, spouse or in-laws (each, an “immediate family member”) or to trusts for the benefit of such persons or the Holder or to a company or another entity wholly-owned by such Holder or any such person, or (B) by devise or descent;

(iii)    provided that in each case the transferee will agree in writing to be subject to the terms and conditions of this Agreement to the same extent as if such transferee were an original Holder hereunder. In addition, no Holder shall transfer any Shares to (y) any person whom the Company reasonably determines to be a competitor or strategic investor or (z) any customer, distributor or supplier of the Company, if the Company should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

(c)    Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)    The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, and provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e)    Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal or an opinion of counsel reasonably acceptable to the Company to the effect that such legend may be removed.

2.2    Demand Registration.

(a)    Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Requisite Senior Preferred Majority (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of all or part of the Registrable Securities then outstanding having an aggregate offering price, before deduction of underwriting discounts and commissions, of at least $10,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Senior Preferred Registrable Securities that all Holders request to be registered and thereafter to use its best efforts to cause the registration statement to be declared effective as soon as practicable.

(b)    If the Initiating Holders intend to distribute the Senior Preferred Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the

Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Senior Preferred Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Senior Preferred Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Initiating Holders). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Senior Preferred Registrable Securities) then the Company shall so advise all Holders of Senior Preferred Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Senior Preferred Registrable Securities on a pro rata basis based on the number of Senior Preferred Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Senior Preferred Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company (including securities held by stockholders of the Company other than the Holders) are first entirely excluded from the underwriting and registration. Any Senior Preferred Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)    The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)    prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii)    after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board (or, if no Chairman has been appointed, then the Chief Executive Officer or President of the Company) stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period;

(iv)    if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(v)    if the Initiating Holders propose to dispose of shares of Senior Preferred Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is otherwise required to do so.

2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to primary and/or secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration without the written consent of the Requisite Senior Preferred Majority, unless such offering is a Qualified Public Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration without the written consent of those Holders of a majority of the Registrable Securities held by the Investors and proposed to be sold in the offering if such inclusion would reduce the number of shares that may be included by Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4    Form S-3 Registration. After the Initial Offering, the Company shall use its commercially reasonable efforts to qualify and remain qualified to register securities on Form S-3 (or any successor to Form S-3). In case the Company shall receive from any Holder or Holders of Senior Preferred Registrable Securities (the “S-3 Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short form registration statement and any related qualification or compliance with respect to all or a part of the Senior Preferred Registrable Securities owned by such S-3 Initiating Holder or Holders, the Company will:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Senior Preferred Registrable Securities; and

(b)    as soon as practicable and in any event within 45 days after the receipt of such request, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Senior Preferred Registrable Securities as are specified in such request, together with all or such portion of the Senior Preferred Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)    if Form S-3 is not available for such offering by the Holders, or

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Senior Preferred Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or

(iii)    if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement provided that such Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof and provided, further, that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board (or, if no Chairman has been appointed, then the Chief Executive Officer or President of the Company) stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period; or

(v)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is otherwise required to do so.

(vii)     Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Senior Preferred Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders or the S-3 Initiating Holders, as applicable, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request and the Initiating Holders have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse information or (b) the Requisite Senior Preferred Majority agrees to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the Holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested and not excluded prior to such withdrawal. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration. All Registration Expenses incurred in connection with registrations requested pursuant to Section 2.2 after the first two (2) registrations (if such registrations have been declared or ordered effective) shall be paid by the selling Holders pro rata in proportion to the number of shares to be sold by each such Holder in any registration.

2.6    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of at least ninety (90) days (to be measured from the expiration of any lockup period related to such registration, if applicable) or until such earlier time as the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below); provided, that the Company shall not offer or sell, and shall not permit any director or officer of the Company to offer or sell, any securities pursuant to such registration statement during the Suspension Period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 120 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)    Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except to the extent the Company is otherwise so required.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use all reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Use all reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h)    Make available to each selling Holder of Registrable Securities, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any such selling Holder or underwriter (collectively, the “Inspectors”), upon request, all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such registration statement subject, in each case, to such confidentiality agreements as the Company shall reasonably request.

(i)    Use its commercially reasonable to cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange or quoted on the quotation system on which the Common Stock is then listed or quoted (or if the Common Stock is not yet listed or quoted, then on such exchange or quotation system as the selling Holders of Registrable Securities and the Company shall mutually agree).

(j)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(k)    Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any comparable successor provisions).

(l)    Otherwise cooperate with the underwriter(s), the SEC and other regulatory agencies and take all reasonable actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect the registration of any securities under this Agreement.

2.7    Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect upon the earlier of (i) five (5) years after the date of the Company’s first Qualified Public Offering or (ii) an Acquisition or (iii) an Asset Transfer or Liquidation Event (each, as defined in the Certificate).

2.8    Delay of Registration; Furnishing Information.

(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse, as incurred, each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such partner, member, director, officer, controlling person, underwriter or other such Holder, or partner, member, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder when combined with any amounts contributed under Section 2.9(d) by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 to the extent, and only to the extent, such failure is prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)    If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, when combined with any amounts contributed under Section 2.9(b), exceed the net proceeds from the offering received by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.9 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, affiliated venture capital fund or stockholder of a Holder, (b) is a Holder’s family member or trust, limited partnership or limited liability company for the benefit of an individual Holder, (c) acquires at least 500,000 shares of Registrable Securities (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

2.11    Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Requisite Senior Preferred Majority; provided, however, that the rights under this Section 2 of those Investors holding the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series H-1 Preferred Stock (collectively, the “Prior Preferred Stock”) may be amended or waived only with the written consent of those Investors holding a majority of the then-outstanding shares of Prior Preferred Stock (excluding the Series H-1 Preferred Stock). Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12     Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Senior Preferred Majority, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights on a parity with or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

2.13    “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not offer, sell, pledge, transfer, make any short sale of, grant any option for the purchase of, or enter into any swap, hedging or similar arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by such Investor prior to the effective date of the registration statement (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed (i) one hundred eighty (180) days (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or any successor or similar rules or regulations), or (ii) for those Holders included on EXHIBIT B attached hereto (as may be amended from time to time) (each, a “Strategic Investor”), such longer period, not to exceed three hundred sixty (360) days, as may be determined by the Company (as applicable, the “Restricted Period”), in each case following the effective date of a registration statement of the Company filed under the Securities Act; provided that:

(a)    such agreement shall apply only to the Company’s Initial Offering and, upon the approval of the Requisite Senior Preferred Majority, for a period of up to ninety (90) days following a secondary offering occurring prior to the end of the Restricted Period;

(b)    all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements; and

(c)    such agreement shall provide that any discretionary waiver or termination of the restrictions of such agreement by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, shall apply pro rata to each Investor subject to such agreement, based on the number of shares of capital stock held by such Investor and its affiliates on one hand and the holders of capital stock receiving the waiver or termination of such restrictions on the other hand.

2.14    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.13 and this Section 2.14 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of the Restricted Period. Prior to the Initial Offering, each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.15    Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees that, at all times when the Company is subject to the reporting requirements of the Securities Act and of the Exchange Act, it shall use its best efforts to:

(a)    Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)    File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)    So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.	COVENANTS OF THE COMPANY.

3.1    Basic Financial Information and Reporting.

(a)    The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)    As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, the Company will furnish each Major Investor with an audited balance sheet of the Company, as at the end of such fiscal year, and the related audited statement of income, a statement of stockholders’ equity, and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national or regional standing as selected by the Board.

(c)    The Company will furnish each Major Investor as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d)    The Company will furnish each Major Investor as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(e)    The Company will furnish each Major Investor at least thirty (30) days prior to the beginning of each fiscal year (and as soon as available, any subsequent written revisions thereto) a comprehensive operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year (a “Budget”). Each Budget shall be prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon). Each Budget shall be presented to the Board for approval at least sixty (60) days prior to such fiscal year.

(f)    All financial information and budgets required under Section 3.1(b)-(e) above shall consist of consolidated financial statements (consolidating the Company and its subsidiaries) unless the rules of generally accepted accounting principles provide otherwise.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing or submission of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering.

3.2    Other Materials. As soon as practicable (or otherwise as provided herein), the Company and furnish each Major Investor with copies of the following documents:

(a)    Material documents filed with governmental agencies on behalf of the Company, including, without limitation, the Internal Revenue Service and the SEC, within thirty (30) days after filing;

(b)    Pleadings of any material lawsuits filed by or against any of the Company, within thirty (30) days after filing or service of process;

(c)    Notices regarding any default on any loan or lease to which the Company is a party within five (5) days after discovery (such notices to contain a statement outlining such default and management’s proposed response); and

(d)    Any other documents or information pertaining to the Company reasonably requested by a Major Investor, unless the Board determines in good faith that the documents or information requested is confidential or attorney-client privileged or that the documents contain information related to trade secrets and related intellectual property and should not, therefore, be disclosed.

Notwithstanding anything else in this Subsection 3.2 to the contrary, the Company may cease providing the information set forth in this Subsection 3.2 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing or submission of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering.

3.3    Inspection Rights. Each Major Investor shall have the right, upon reasonable prior notice and during business hours, to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.3 with respect to a competitor or strategic investor of the Company (as reasonably determined by the Board) (for the sake of clarity, a Major Investor that is a venture capital fund shall not be deemed to be a competitor or strategic investor of the Company merely because it has a portfolio company that is a competitor to the Company) or with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.4    Confidentiality of Records. Each Major Investor agrees to keep confidential, and to use the same degree of care as such Investor uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, to keep confidential any information furnished to such Investor that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.4 or comparable restrictions, and with respect to any Investor that is affiliated with a venture capital firm, to its partners, members, former partners or members who retained an economic interest in such Investor, current or prospective partners or members or any other partnership under common investment management of such Investor, management company, legal counsel, representatives or accountants in connection with communications in the ordinary course of business; (ii) at such time as it enters the public domain through no fault of such Major Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Major Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law, rule or regulation.

3.5    Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.6    Stock Vesting. Unless otherwise approved by the Board, all restricted stock, stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-percent (75%) of such stock shall vest monthly over the remaining three (3) years; provided that all restricted stock, stock options and other stock equivalents granted to employees that have served as an employee for more than a year at the time of such grant shall vest monthly over four (4) years (the “Normal Vesting Schedule”). With respect to any shares of restricted stock purchased by any such person, the Company’s repurchase option shall provide (to the extent in compliance with applicable law) that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at the lower of cost or fair market value, as determined by the Board in good faith, any unvested shares of stock held by such person. Unless otherwise approved by the Board, after the date of this Agreement the Company shall not grant any stock option or stock equivalent providing for vesting provisions that differ from the Normal Vesting Schedule or accelerate the vesting upon an Acquisition or an Asset Transfer (as defined in the Certificate), termination of employment or similar event.

3.7    Board of Directors.

(a)    The authorized size of the Board shall be seven (7) members unless approved by a majority of the Board, including the Series D Designee and the Series F Designee.

(b)    The Company will reimburse each outside director for his or her reasonable expenses incurred in the course of Company business (including, without limitation in attending meetings of the Board (including the committees thereof) and any other meetings or events attended on behalf of the Company at the Company’s request (such as trade shows), so long as such travel is consistent with the Company’s travel policies).

(c)    Meetings of the Board shall take place no less than quarterly until such time as the Board, votes to schedule such meetings less frequently.

(d)    The Series D Designee shall have the right to be a member of each committee of the Board.

3.8    Approval of Certain Transactions. The Company will not, and will not permit any Subsidiary to take any of the following actions, unless previously approved by a majority of the Board, including the Series D Designee and the Series F Designee:

(a)    extend any loan or advance to, or own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)    extend any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business;

(c)    implement or change the Company’s cash investment policy; or

(d)    enter into any transaction with any director, officer, founder, affiliate or other related party if the amount exceeds $120,000, other than (A) the issuance of ordinary course equity awards pursuant to the Company’s equity incentive plans, (B) ordinary course matters pertaining to employment (but excluding matters related to the compensation of any director or executive officer unless approved by a majority of the directors that are disinterested with respect to such matter), (C) arrangements in the ordinary course providing for indemnification or advancement or reimbursement of expenses, and (D) transactions approved by an authorized committee of the Board.

3.9    Market Stand-off. All outstanding shares of Common Stock and Preferred Stock, and all future shares of Common Stock and preferred stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities shall be subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.

3.10    Right to Conduct Activities. The Company and each Investor hereby acknowledge that some or all of the Investors are professional investment funds, and as such invest in numerous portfolio companies, some of which may be competitive with the Company’s business. No Investor shall be liable to the Company or to any other Investor for any claim arising out of, or based upon, (i) the investment by any Investor in any entity competitive to the Company, or (ii) actions taken by any partner, officer, or other representative of any Investor to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise, and whether or not such action has a detrimental effect on the Company. Notwithstanding anything in this Section 3.10 to the contrary, nothing herein shall be construed as a waiver of any duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company.

3.11    Proprietary Information and Inventions Agreement. The Company shall require all future employees and consultants of the Company at the time they first begin working for the Company (whether as an employee or as a consultant) to execute and deliver a proprietary information and inventions agreement in a form previously approved by the Board (or in the case of a consultant, a consulting agreement containing similar provisions), or in such other form containing similar provisions as may be approved by the Board.

3.12    Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital (other than pursuant to the Right of First Refusal and Co-Sale Agreement, subject to Section 2.2 thereof), the Company shall, to the extent it may do so, and upon the request of a majority of the holders of Senior Preferred Registrable Securities, assign such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of outstanding shares of Common Stock issued or issuable upon the conversion of Preferred Stock held by such Major Investor at the time of the proposed transfer and the denominator of which is the number of outstanding shares of Common Stock issued or issuable upon the conversion of Preferred Stock owned by all Major Investors at the time of such proposed transfer. The provisions of this Section 3.12 may be waived as to all Major Investors by the written consent of Requisite Senior Preferred Majority.

3.13    Key Man Insurance. The Company shall maintain in full force and effect term life insurance in the amount of $2,000,000 on the lives of each of each Founder (for so long as each such individual remains an employee of the Company); naming the Company as beneficiary. Such policies will not be cancelable by the Company without the prior approval of the Board.

3.14    Directors and Officers Insurance. The Company shall maintain director and officer liability insurance with an underwriter and with terms acceptable to the Board. The Company shall annually certify such insurance by delivering a copy of such policy to Bessemer Venture Partners VIII, L.P. If requested by the Series D Designee, the Company will add one designee of the Investors as a notice party for such policy and shall request that the issuer of such policy provide such designee with ten (10) days’ notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

3.15    Directors’ Liability and Indemnification.

(a)    The Certificate and Bylaws (as such may be amended or amended and restated from time to time) shall provide (a) for limitation of the liability of directors to the maximum extent permitted by law, and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In the event any suit is filed or claim is asserted against a director or former director of the Company as a result of such director’s or former director’s service on the Board, the Company will provide such director or former director access to all records and files of the Company as he or she may reasonably request in defending against or preparing to defend against any such suit or claim; provided that the Company shall not be obligated to provide access to information which the Board determines in good faith is confidential (and not otherwise subject to a confidentiality agreement) or attorney-client privileged and should not, therefore, be disclosed.

(b)    The Company hereby acknowledges that one or more of the directors nominated by holders of Preferred Stock may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”) for alleged acts or omissions in their capacities as directors of the Company. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such director to the extent legally permitted and as required by the Certificate or Bylaws of the

Company (or any agreement between the Company and such director), without regard to any rights such director may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company.

(c)    If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, commercially reasonable efforts shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate, or elsewhere, as the case may be.

3.16    Subsidiary Approval – General. No Subsidiary shall take any action without the approval of the Board (including the affirmative approval of the Institutional Majority), to the extent approval of the Board (including the affirmative approval of the Institutional Majority) would be required in the event such action was to be taken by the Company itself notwithstanding the fact that local law applicable to the subsidiary may not require such approval.

3.17    Founder Activities. Each Founder and the other executive officers of the Company shall devote 100% of their business time to the Company. Any other professional activities shall require the approval of the Board of Directors. Nothing herein shall prevent any Founder or other executive officer from devoting reasonable time to his or her personal investment activities.

3.18    Publicity. The Company shall not use an Investor’s (excluding holders of Series H-1 Preferred Stock and any Investor whom the Company reasonably determines to be a competitor or strategic investor) name in any manner, context or format (including reference on or links to websites, press releases, etc.) without the prior approval of such Investor; provided, however, that such restriction shall not apply to any disclosure by the Company to (i) the Company’s attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services, (ii) to the Company’s directors, officers, employees, consultants, other services providers and other Affiliates, in each such case, only as reasonably necessary, (iii) as may be required applicable law and regulations (including the rules of any applicable stock exchange), (iv) to potential acquirors, current and potential investors, and current and potential lenders, and their respective agents, advisers, representatives and employees, or (v) to a current or prospective underwriter or manager or their counsel in connection with an initial public offering of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act.

3.19    Anti-Corruption Policy. The Company shall maintain, and will cause each of its subsidiaries to maintain, systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law (including without limitation Part 12 of the United States Anti-Terrorism, Crime and Security Act of 2001; the United States Money Laundering Control Act of 1986; the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001; the United States Foreign Corrupt Practices Act, as amended; and laws applicable in the United Kingdom that prohibit bribery, corrupt practices or money laundering, including, for the avoidance of doubt, the Bribery Act 2010).

3.20    Real Property Holding Covenant. The Company shall notify the Investors promptly following any “determination date” (as defined in Treasury Regulations section 1.897-2(c)(1)) with respect to which the Company becomes a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code or if the Company otherwise becomes aware that the Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, at any time upon an Investor’s written request, the Company shall issue a statement to such Investor, in form and substance as described in Treasury Regulations sections 1.897-2(h)(1) and 1.1445-2(c) (or any successor regulations) and signed under penalties of perjury, regarding whether any interest in the Company constitutes a “U.S. real property interest” within the meaning of Section 897(c) of the Code, together with an executed notice to the Internal Revenue Service described in Treasury Regulations section 1.897-2(h)(2) (or any successor regulation), provided that an Investor may only make such a written request one time per calendar year. Such statement shall be delivered within ten (10) days of the Investor’s written request therefor.

3.21    Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.4 and 3.15(c)) shall expire and terminate upon the earlier of a Qualified Public Offering or an Acquisition, Asset Transfer or Liquidation Event.

4.	RIGHTS OF FIRST REFUSAL.

4.1    Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase his, her or its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the total number of outstanding shares of Registrable Securities held by such Major Investor to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, preferred stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, preferred stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other security or (iv) any such warrant or right.

4.2    Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price not lower and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3    Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. Each such Major Investor shall be entitled to acquire a proportion of such unsubscribed shares equal to (a) the total number of outstanding shares of Common Stock issued or issuable upon the conversion of Preferred Stock held by such Major Investor immediately prior to the issuance of such Equity Securities to (b) the total number of outstanding shares of Common Stock issued or issuable upon the conversion of Preferred Stock held by all such Major Investors immediately prior to the issuance of such Equity Securities. The Major Investors shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Major Investors’ rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within sixty (60) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4    Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the Qualified Public Offering or (ii) an Acquisition, Asset Transfer or Liquidation Event. The rights of first refusal established by this Section 4 may be amended, or any provision waived with respect to a particular transaction with the written consent of the Company and the holders of a majority of then outstanding Registrable Securities held by the Major Investors, which must include the holders of a majority of each series of Senior Preferred Registrable Securities.

4.5    Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of registration rights pursuant to Section 2.10, other than clause (c) thereof.

4.6    Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to the issuance of Equity Securities that are “Excluded Securities” (as such term is defined in the Certificate).

5.	MISCELLANEOUS.

5.1    Commerce Department Compliance. The Company may be required to file reports with the Bureau of Economic Analysis (the “BEA”) of the US Commerce Department when a U.S. affiliate of a foreign Investor if such foreign Investor, together with its affiliates, directly or indirectly controls ten percent (10%) or more of the voting securities of the Company. Such foreign Investor that is a foreign individual or entity or a US subsidiary or affiliate of a foreign parent covenants to provide information necessary for the Company to comply with BEA filings required under the International Investment and Trade in Services Act.

5.2    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Francisco, California.

5.3    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice by the applicable Investor of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.5    Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 5.5 of the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, any rights of first refusal and notice period associated therewith otherwise applicable to the transactions contemplated by the Purchase Agreement.

5.6    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.7    Amendment and Waiver.

(a)    Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and an Institutional Majority; provided, however, that any amendment or modification to this Agreement that would materially and adversely affect the rights, preferences or privileges of any series of Senior Preferred Registrable Securities under this Agreement in a manner disproportionate to other series of Senior Preferred Registrable Securities (each such series, an “Affected Series”) shall require the prior written consent or affirmative vote of the holders of a majority of the then-outstanding shares of such Affected Series; provided, further, however, that any amendments to this Agreement that relate to the creation or issuance of a senior, pari passu or junior security in a bona fide capital raising transaction, which apply equally to all holders of Senior Preferred Registrable Securities, shall not be considered a change to the rights, preferences or privileges of the Senior Preferred Registrable Securities in a manner that is materially adverse to the Senior Preferred Registrable Securities; provided, further, however, that Exhibit B may be amended by the Company without the consent of the Investors to include any Additional Purchaser as a Strategic Investor; provided, further, however, that Exhibit B may not be amended by the Company to include an existing Investor not currently set forth on Exhibit B without the consent of such existing Investor.

(b)    For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(c)    Any amendment or waiver effected in accordance with this Agreement shall be binding upon each Investor and Holder of Registrable Securities in accordance with the terms hereof.

5.8    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.9    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. If notice is given to the Company, it shall be sent to Procore Technologies, Inc., 6309 Carpinteria Avenue, Carpinteria, facsimile (866) 281-2906, Attention: Chief Legal Officer; and a copy (which shall not constitute notice) shall also be sent to Cooley LLP, 101 California Street, San Francisco, CA 94111, Attention: Rachel Proffitt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or EXHIBIT A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.10    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.11    Counterparts. This Agreement may be executed (including execution by electronic signature) in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.12    Aggregation of Stock. All shares of Registrable Securities and all shares of Investor Stock, as applicable, held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14    Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.15    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series I Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Series I Preferred Stock (an “Additional Purchaser”) may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder. This Agreement, including without limitation, EXHIBIT A hereto, shall be amended by the Company without the consent of the Investors to include any Additional Purchasers as “Investors.”

5.16     Exhibits. Each Investor (i) acknowledges and agrees that Exhibit A and Exhibit B shall be deemed confidential information of the Company and (ii) waives any right to receive such exhibits. Notwithstanding the foregoing, the relevant information contained on such exhibits shall be made available upon the request of an Investor to the extent necessary to comply with the terms of this Agreement or applicable law. Any such information provided shall be subject to the confidentiality provisions of this Agreement.

5.17     Termination. This Agreement shall terminate in its entirety and be of no further force or effect upon an Acquisition, Asset Transfer or Liquidation Event or upon the written election of the Requisite Senior Preferred Majority.

[THIS SPACE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

Procore Technologies, Inc., a Delaware
Corporation

By:	/s/ Craig F. Courtemanche
Craig F. Courtemanche, Chief Executive Officer

Signature Page to Sixth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE INVESTORS:

ICONIQ STRATEGIC PARTNERS IV, L.P.,

a Cayman Islands exempted limited partnership

By: ICONIQ Strategic Partners IV GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners IV TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Name: Kevin Foster
Title: Authorized Signatory

ICONIQ STRATEGIC PARTNERS IV-B, L.P.,

a Cayman Islands exempted limited partnership

By: ICONIQ Strategic Partners IV GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners IV TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Name: Kevin Foster
Title: Authorized Signatory

ICONIQ STRATEGIC PARTNERS IV CO-INVEST, L.P., P SERIES

By: ICONIQ Strategic Partners IV GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners IV TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Signatory

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE INVESTORS:

ICONIQ STRATEGIC PARTNERS II, L.P.,

a Cayman Islands exempted limited partnership

By: ICONIQ Strategic Partners II GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners II TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Person

ICONIQ STRATEGIC PARTNERS II-B, L.P.,

a Cayman Islands exempted limited partnership

By: ICONIQ Strategic Partners II GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners II TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Person

ICONIQ STRATEGIC PARTNERS II CO-INVEST, L.P.,

a Delaware series limited partnership, P Series

By: ICONIQ Strategic Partners II GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners II TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Person

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE INVESTORS:

ICONIQ STRATEGIC PARTNERS III, L.P.,

a Cayman Islands exempted limited partnership

By: ICONIQ Strategic Partners III GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners III TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Person

ICONIQ STRATEGIC PARTNERS III-B, L.P.,

a Cayman Islands exempted limited partnership

By: ICONIQ Strategic Partners III GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners III TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Person

ICONIQ STRATEGIC PARTNERS III CO-INVEST, L.P.,

a Delaware series limited partnership, P Series

By: ICONIQ Strategic Partners III GP, L.P.,

a Cayman Islands exempted limited partnership

Its: General Partner

By: ICONIQ Strategic Partners III TT GP, Ltd.,

a Cayman Islands exempted company

Its: General Partner

By:	/s/ Kevin Foster
Print Name: Kevin Foster
Title: Authorized Person

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

Carpenter GFII Investments, LLC

By:	/s/ Pat Robinson
Pat Robinson, Authorized Signatory

Address:

Signature Page to Sixth Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

Carpenter OFII Investments, LLC

By:	/s/ Pat Robinson
Pat Robinson, Authorized Signatory

Address:

Signature Page to Sixth Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

Carpenter OFIV Investments, LLC

By:	/s/ Pat Robinson
Pat Robinson, Authorized Signatory

Address:

Signature Page to Sixth Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

Bessemer Venture Partners VIII L.P.

By:	Deer VIII & Co. L.P., its General Partner

By:	Deer VIII & Co. Ltd., its General Partner

By:	/s/ Scott Ring
Scott Ring, General Counsel

Address:

Signature Page to Sixth Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

Bessemer Venture Partners VIII Institutional L.P.

By:	Deer VIII & Co. L.P., its General Partner

By:	Deer VIII & Co. Ltd., its General Partner

By:	/s/ Scott Ring
Scott Ring, General Counsel

Address:

Signature Page to Sixth Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

Tiger Global PIP 11 LLC

By:	/s/ Steven Boyd
Steven Boyd, General Counsel

Address: [***]
[***]

Signature Page to Sixth Amended and Restated Investor Rights Agreement

In Witness Whereof, the parties hereto have executed this Sixth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE INVESTORS:

/s/ Kevin J. O’Connor
Kevin J. O’Connor

Address: [***]
[***]

Signature Page to Sixth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE INVESTORS:

ARGONAUTIC VENTURES SPC ON BEHALF OF ARGONAUTIC VERTICAL SERIES PROCORE STRATEGIC OPPORTUNITY FUND I SP

By:	/s/ Viken Douzdjian
Name:	Viken Douzdjian
Title:	Partner

Address: [***]

[***]

Email: [***]@argonauticventures.com AND

[***]@argonauticventures.com

IN WITNESS WHEREOF, the parties hereto have executed this SIXTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE INVESTORS:

BSOF MASTER FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By	/s/ Peter Koffler

Name:	Peter Koffler

Title:	Authorized Person

345 Park Avenue, 28th Floor New York, New York 10154 United States of America

BSOF MASTER FUND II L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By	/s/ Peter Koffler

Name:	Peter Koffler

Title:	Authorized Person

345 Park Avenue, 28th Floor New York, New York 10154 United States of America